Exhibit 99.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is dated March 11, 2021, between Bessemer Trust Company of Delaware, N.A., as Trustee of the K/I/E TRUST u/a dated October 24, 2018 (the “Seller”), and COMMON PROPERTY TRUST LLC, a Delaware limited liability company (the “Purchaser”).
WHEREAS, Seller owns FOUR MILLION SEVEN HUNDRED FIFTY-ONE THOUSAND FIVE HUNDRED TWENTY-TWO (4,751,522) shares of common stock of National Research Corporation (NASDAQ symbol: NRC) (the “NRC Shares”); and
WHEREAS, Seller desires to sell the NRC Shares to Purchaser, and Purchaser desires to acquire the NRC Shares on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
1. Recitals.  The foregoing recitals are hereby incorporated herein by this reference.
2. Sale and Purchase.  Seller hereby sells, transfers, sets over and conveys to Purchaser all of the right, title and interest which Seller owns or possesses or to which Seller is otherwise entitled in and to the NRC Shares.  Purchaser hereby (i) purchases the NRC Shares from Seller on the terms and conditions set forth herein; and (ii) assumes and accepts the NRC Shares and all of the duties and responsibilities related thereto from and after the Closing Date (hereinafter defined).
3. Purchase Price.  The purchase price (the “Purchase Price”) shall be the fair market value of the NRC Shares calculated in accordance with the method prescribed under Treasury Regulation § 25.2512-2(a) for valuing publicly traded securities as of the date of this Agreement.  The Purchase Price shall be paid by promissory note (“Note”) issued by Purchaser in favor of Seller in the principal amount of the Purchase Price, plus interest on the terms set forth under the Note.
4. Closing.  Closing of the purchase and sale of the NRC Shares (the “Closing”) is taking place at Seller’s address on the date hereof (the “Closing Date”).  At the Closing, Purchaser shall execute and deliver, or cause to be delivered, to Seller each of the following:
(i) The Note signed by Purchaser; and
(ii) A Guaranty signed by AMANDLA LLC, a Delaware limited liability company, and Purchaser, in favor of Seller.
5. Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser that (i) Seller is the legal, record and beneficial owner of, and has good title to, the NRC Shares and has not previously assigned any of Seller’s right, title to or interest in the NRC Shares to any other party; (ii) Seller is selling and transferring the NRC Shares free and clear of any liens, security interest, charge or encumbrance of any kind; (iii) no effective financing statement or other instrument similar in effect covering all or any part of the NRC Shares has been executed or is on file in any recording office; and (iv) no other person has any rights to acquire any interest in the NRC Shares.

6. Indemnification.  Seller hereby agrees to indemnify, protect, defend and hold Purchaser harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities relating to or arising out of any breach by Seller of its representations and warranties contained in this Agreement. The obligations of Seller hereunder shall be continuing, absolute and unconditional, and shall survive indefinitely from and after the Closing Date.
7. Future Cooperation.  Seller and Purchaser agree to cooperate at all times from and after the Closing Date with respect to all matters described herein, and to execute such further assignments, releases, assumptions, amendments, restatements, notifications and other documents as may be reasonably requested for the purposes of giving effect to, or evidencing or giving notice of, the sale and purchase of the NRC Shares contemplated by this Agreement.
8. Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns.  No person other than the parties is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties or their respective successors and assigns as permitted hereunder.
9. Notice.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing.
10.            Execution in Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signature, and shall be binding upon any party who so executes.
11.            Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its rules regarding conflicts of law.
12.            Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
13.            Entire Agreement; Amendment.  This Agreement contains the final and entire agreement between the parties with respect to the subject matter hereof, supersede all prior oral and written memoranda and agreements with respect to the matters contemplated herein, and is intended to be an integration of all prior negotiations and understandings.  No change or modification of this Agreement shall be valid unless the same is in writing and signed by Seller and Purchaser.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.
Seller:

K/I/E TRUST u/a dated October 24, 2018

By:	/s/ Kira Lynch
Name:	Kira Lynch
Title:	Trust Officer
Bessemer Trust Company of Delaware, N.A., as Trustee

Purchaser:
COMMON PROPERTY TRUST LLC

By:	/s/ Thomas W. Richardson
Thomas W. Richardson, Manager

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